Exhibit 10.1

*CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED, AS INDICATED BY [***], AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

______________

Bakken Resources, Inc.

1425 Birch Avenue, Suite A

Helena, MT 59601

Attention: Val M. Holms, CEO

Re: Mineral Interest in McKenzie and Williams Counties, North Dakota

PURCHASE AND SALE AGREEMENT

This letter shall evidence the agreement (“Agreement”) between Bakken Resources, Inc. (“Seller”) and Athene Annuity & Life Assurance Company (“Purchaser”) concerning the purchase and sale of the Properties (as defined below).

RECITALS

In consideration of the mutual benefits and obligations contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

I.

AGREEMENT TO PURCHASE SELLER’S INTEREST

Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and assign to Purchaser, and Purchaser agrees to buy, all of Seller’s right, title and interest in and to the following assets and properties (collectively the “Properties”):

A. the mineral interests, royalty interests, overriding royalty interests and all other interests in oil, gas and minerals in place, in and under the acreage described on Exhibit “A” attached hereto and made a part hereof (the “Mineral Interests”), together with (i) all oil and gas leases related thereto and personal property located thereon, and (ii) copies of all land and title records, contract files, correspondence and facility and well files that are related to the Properties and in Seller’s control or possession (the “Records”), less and except a two percent royalty interest burdening the Mineral Interests as described in the Conveyance (the “Retained Royalty”).

II.

PURCHASE PRICE

A.    The purchase price shall be $7,871,248 (“Purchase Price”). Purchaser shall pay to Seller $7,084,123 (the “Closing Amount”) by bank wire transfer on the Closing Date pursuant to Article VI.

B.    $787,125 (the “Escrow Amount”) shall be deposited with Citibank, N.A. (the “Escrow Agent”) pursuant to Article VI.

C.    For a period of up to ninety (90) days after the Closing Date (the “Title Review Period”),

Purchaser shall be entitled to prepare or cause to be prepared at Purchaser’s expense a title opinion covering the Properties (the “Purchaser’s Opinion”). Seller shall be entitled to receive a copy of the Purchaser’s Opinion if Purchaser is entitled to receive a disbursement from the Escrow Agent pursuant to the following sentence. Upon the expiry of the Title Review Period and subject to the following sentence, if the Purchaser’s Opinion shows that the Properties include record title free and clear of liens to a number of net mineral acres less than the number of net mineral acres shown on Exhibit “A”, Purchaser shall be entitled to receive (and Purchaser and Seller shall deliver a joint instruction instructing the Escrow Agent to deliver to Purchaser) a portion of the Escrow Amount equal to the product of $10,250 times the difference between the number of net mineral acres shown on Exhibit “A” and the number of net mineral acres free and clear of liens shown on the title opinion (the “Defect Amount”); provided, however, that in the event that the Defect Amount exceeds $175,000, Seller may, at its own cost and expense, prepare Seller’s own title opinion (the “Seller’s Opinion”). If there is a discrepancy of net mineral acres of 10% or less (when measured against the title opinion showing less acreage) between the Seller’s Opinion and the Purchaser’s Opinion, then Purchaser and Seller agree to evenly split such difference as shown between the Purchaser’s Opinion and the Seller’s Opinion and adjust the Defect Amount accordingly (and Purchaser and Seller shall deliver a joint instruction instructing the Escrow Agent to deliver to Purchaser) an amount equal to the Defect Amount as adjusted pursuant to this sentence.

III.

ACCESS

From and after the date hereof and up to and including the Closing Date, Seller shall afford to Purchaser and its affiliates and their respective officers, employees, agents, accountants, attorneys, consultants and other authorized representatives access, during normal business hours, to the Properties and all Records and other documents in Seller’s possession relating to the Properties.

IV.

PURCHASER’S CONDITIONS TO CLOSING

The obligation of Purchaser to consummate the purchase of the Properties provided for herein is subject to the fulfillment or written waiver by Purchaser, on or prior to the Closing Date of each of the following conditions:

A.    The representations and warranties of Seller set forth in Article VIII shall be true and correct as of the Closing Date as though made on and as of the Closing Date.

B.    Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or on the Closing Date.

C.    No material suit, action or other proceedings instituted by a third party shall be pending before any governmental authority which seeks to restrain, prohibit, enjoin or declare illegal the transactions contemplated herein.

D.    Seller shall have delivered (or be ready, willing and able to deliver on the Closing Date) to Purchaser the documents and other items required to be delivered by Seller under Article VI.

E.    Purchaser shall be satisfied with its due diligence of the Properties, including, without limitation, Seller’s title to the Properties, the payment history by third parties on account of the Properties, the environmental condition of the Properties, the operator of the Properties, [***].

V.

EFFECTIVE DATE

The effective date (“Effective Date”) for the transaction contemplated herein shall be January 1, 2014.

Purchaser shall be entitled to all proceeds from the Properties received by the royalty owner, Seller or Purchaser on or after the Effective Date (whether such proceeds relate to production prior to or after the Effective Date), all proceeds attributable to any release of prior production for wells held in suspense received by the royalty owner or Seller on or after January 1, 2014, and otherwise to all of the rights of ownership (including the right to all proceeds from the Properties) on and after the Effective Date, and shall be responsible for all obligations associated with the ownership of the Properties on and after the Effective Date. Subject to the preceding sentence, Seller shall remain entitled to all of the rights of ownership (including the right to all proceeds from the Properties received prior to the Effective Date and attributable to production prior to the Effective Date), and shall be responsible for all obligations associated with the ownership, of the Properties prior to the Effective Date.

VI.

CLOSING DATE

A.    Subject to the conditions stated in this Agreement, the purchase and sale of the Properties pursuant to this Agreement (the “Closing”) shall take place on or before February 4, 2014 at a location mutually agreed upon by Purchaser and Seller; provided, however, that if the Closing does not happen on or before February 14, 2014, any party may terminate this Agreement and no party shall have further obligation under this Agreement thereafter; provided, further, that no party may terminate this Agreement if such party is in material breach of any provision of this Agreement. The date of the Closing shall be the “Closing Date”.

B.    At the Closing, the following events shall occur and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(i)    Seller shall duly execute and deliver the Conveyance, which shall also include similar conveyances from (1) Rocky G. and Evenette G. Greenfield as trustees of the Revocable Living Trust of Rocky G. and Evenette G. Greenfield (the “Greenfield Trust” and, together with Holms Energy, LLC the “Predecessors”) to Holms Energy, LLC and (2) from Holms Energy, LLC to Seller.

(ii)    Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulations § 1.1445-2(b)(2).

(iii)    Seller shall deliver letters in lieu of division and transfer orders executed by Seller and the Greenfield Trust relating to the Properties in form reasonably acceptable to Purchaser to reflect the purchase and sale contemplated hereby.

(iv)    Seller shall deliver releases of all liens, security interests and other encumbrances, if any, created by Seller, the Predecessors, or any of the affiliates of Seller or any of the Predecessors burdening the Properties.

(v)    Seller shall deliver copies of all Records.

(vi)    Purchaser shall pay the Closing Amount in immediately available funds to an account designated by Seller on or prior to the Closing Date.

(vii)    Purchaser shall deposit the Escrow Amount with the Escrow Agent as soon as reasonably practicable after the Closing Date in accordance with an escrow agreement in form and substance acceptable to the Escrow Agent and the parties hereto.

VII.

CONVEYANCE

The form of conveyance to be used to convey the Properties from Seller to Purchaser shall be in the form attached hereto as Exhibit “B” (the “Conveyance”).

VIII.

REPRESENTATIONS OF SELLER

Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date that (It being understood that the representations hereto relating to the Predecessors are to the best of Seller’s knowledge.):

A.    Seller is duly formed, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own the Properties and to carry on its business as now conducted. Seller has full power and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by Seller of this Agreement has been duly and validly authorized and approved by all necessary actions on the part of Seller. Seller represents that it has the authority to convey the Properties to Purchaser according to the terms of this Agreement.

B.    The consummation of the transactions contemplated by this Agreement is not subject to any consent, other restrictions on assignment or any preferential rights to purchase or rights of first refusal encumbering the Properties.

C.    Seller and its affiliates have not incurred and will not incur any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Purchaser or its affiliates shall have any responsibility whatsoever.

D.    There are no actions, suits or proceedings pending or threatened against Seller or any of the Properties in any court or by or before any federal, state, municipal or other governmental agency that would materially adversely affect Seller or the Properties or impair Seller’s ability to consummate the transactions contemplated hereby; nor is Seller in default under any material order, writ, injunction or decree of any court or federal, state, municipal or other governmental agency. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller or otherwise relating to the Properties. Seller is not aware of and neither Seller nor the Predecessors have received any unresolved written notice from any person or any federal, state, municipal or other governmental agency of any material release, disposal, event, condition, circumstance, activity, practice, or incident concerning the Properties.

E.    Seller and the Predecessors have received, with respect to the Properties, timely payments of royalties on production, shut-in royalties, delay rentals, overriding royalties and other royalties attributable to the Properties when such payments are due and payable. Seller has provided Purchaser with complete and accurate information of all royalty payments in respect of the Properties for the last 12 months. The information on Exhibits “A” and “C” accurately and completely represents the Properties as of the date hereof.

F.    The Properties are free and clear of liens or other encumbrances, and there are no bankruptcy proceedings pending, being contemplated by or threatened against Seller or either of the Predecessors.

G.    Seller has filed all tax returns with respect to Asset Taxes that Seller was required to file and have paid all taxes due and payable with respect to such tax returns. There are no audits, investigations, litigation or other proceedings pending, or threatened, against Seller before any governmental entity relating to the payment of any Asset Taxes imposed or based on Seller’s interest in the Properties. There are no liens for taxes (including any interest, fines, penalties or additions to tax imposed by any governmental entity in connection with such taxes) on the Properties other than statutory liens for current taxes not yet due.

H.    None of the Properties is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.

IX.

REPRESENTATIONS OF PURCHASER

A.    Purchaser represents that it has the authority to execute this Agreement and acquire the Properties under the terms of this Agreement.

B.    Purchaser represents that prior to the Closing, it will have requested and received, if applicable, all necessary corporate, board of director or other necessary approvals to execute the Agreement and purchase the Properties on the Closing Date subject to the terms and conditions of the Agreement.

C.    Purchaser and its affiliates have not incurred and will not incur any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or its affiliates shall have any responsibility whatsoever.

X.

MISCELLANEOUS

A.    Expense Prorations. All expenses attributable to the Properties to be conveyed from Seller to Purchaser and all ad valorem, property, excise, severance, production, sales, use, or similar taxes (including any interest, fine, penalty or additions to tax imposed by governmental authorities in connection with such taxes) based upon the operation or ownership of the Properties or the production of hydrocarbons therefrom (excluding, for the avoidance of doubt, any income, capital gains, franchise and similar taxes) (“Asset Taxes”) shall be prorated as of the Effective Date. Purchaser shall be responsible for all expenses (other than taxes) accruing, and all Asset Taxes attributable to tax periods (or portions thereof) beginning, on and after the Effective Date, and Seller shall be responsible for all expenses accruing, and all Asset Taxes attributable to tax periods (or portions thereof) ending, before the Effective Date.

B.    Post Closing Adjustments. On or before sixty (60) days after the Closing Date, Seller and Purchaser shall account to each other for any income received (including income received by the Greenfield Trust) prior to such date belonging to the other party according to the terms of this Agreement.

C.    Indemnification. Except for the items described in clauses (ii), (iii), (iv), (v), and (vi) of the fourth paragraph of this Section X.C, Purchaser does hereby indemnify and hold Seller harmless from any costs, claims, liabilities and causes of action, including reasonable attorney’s fees and court costs, attributable to the Properties that accrue on and after the Effective Date.

Seller does hereby assign to the Purchaser all potential claims and causes of action that Seller may have relating to the Properties (other than the Retained Royalty), [***] and any claims by or through Seller [***].

Seller does hereby release, acquit and forever discharge all claims and causes of action, including claims for constructive trust, relating to the Properties (other than the Retained Royalty), [***].

Seller does hereby indemnify and hold Purchaser harmless from: (i) any and all costs, claims, liabilities and causes of action, including reasonable attorney’s fees and court costs (collectively, “Losses”), attributable to the Properties that accrue prior to the Effective Date, (ii) income, capital gains, franchise and similar taxes imposed by any applicable laws on Seller or any of its affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (iii) Asset Taxes for which Seller is responsible pursuant to Section X.A, (iv) any and all other taxes imposed on or with respect to the ownership or operation of the Properties (excluding the Retained Royalty) for any tax period (or portion thereof) ending before the Effective Date, (v) any inaccuracy in Exhibit “C” that results in Losses to Purchaser, and (vi) [***]. Notwithstanding the foregoing, Purchaser is not entitled to indemnification under this fourth paragraph of Section X.C with respect to any Asset Taxes resulting from proceeds Purchaser receives and is entitled to under Section V of this Agreement attributable to production prior to the Effective Date to the extent not yet received by the royalty owner as of the Effective Date (it being understood that all Asset Taxes attributable to such proceeds will be Purchaser’s responsibility).

D.    Recording Fees. Purchaser shall be responsible for recording the Conveyances in the appropriate jurisdictions and shall pay all recording fees and other expenses attributable to such recordings. Subject to Section VI.B(iii), Purchaser shall be responsible for notifying all oil and gas purchasers of the transfer of the Properties from Seller to Purchaser.

E.    Further Assurances. The parties agree to execute and deliver such further instruments, conveyances and documents as may be required or reasonably requested by the other party to carry out and effectuate the intentions and purposes of this Agreement.

F.    Entire Agreement. This Agreement incorporates and merges all negotiations, communications and prior agreements, written or oral, between the parties. This Agreement constitutes the entire final agreement of the parties. This Agreement may not be amended, altered or modified except by written consent of Seller and Purchaser.

G.    Preparation of Agreement. Both Seller and Purchaser and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

H.    Notices. All notices and communications required or permitted to be given hereunder, shall be sufficient in all respects if given in writing and delivered personally, sent by electronic email, sent by bonded overnight courier or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, addressed to the appropriate person at the address for such person shown below:

If to Purchaser:	Athene Annuity & Life Assurance Company
c/o Athene Asset Management, L.P.
841 Apollo Street, Suite 150
El Segundo, CA 90245
Attention: James R. Belardi
Email: jbelardi@athene.com

With a copy to:	Athene Annuity & Life Assurance Company
c/o Athene Asset Management, L.P.
841 Apollo Street, Suite 150
El Segundo, CA 90245
Attention: Legal Department
Email: legal@athene.com

If to Seller:	Bakken Resources, Inc.
1425 Birch Avenue, Suite A
Helena, MT 59601
Tel: 406-442-9444
Attention: Val M. Holms, CEO
Email: val@bakkenresourcesinc.com

With a copy to:	Paul Law Group, LLP
41 Madison Avenue, 25th Floor
New York, NY 10010
Tel: 646-202-2532
Attention: Wesley J. Paul, Esq.
Email: wpaul@paullawgrp.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, by electronic mail (provided that a copy of a notice delivered by electronic mail is also deposited with an overnight courier for delivery to the addressee on the following business day) or by courier during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be. As a courtesy, a copy of any notice may be given by electronic mail but shall not constitute notice for purposes of this Agreement. Any person may change their contact information for notice by giving written notice to the other Persons set forth in this Section X.H in the manner provided in this Section X.H.

I.    Successors and Permitted Assigns. Purchaser may assign without Seller’s consent this Agreement and Purchaser’s rights and obligations herein, including some or all of the Properties, to an affiliate of Purchaser. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.

J.    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the party waiving compliance. No course of dealing on the part of any party, or their respective officers, employees, agents or representatives, and no failure by a party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of the parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

K.    Governing Law; Jurisdiction; Venue; Jury Waiver. This Agreement will be interpreted, construed and governed by the laws of the State of Texas, without reference to choice of law principles thereof that might apply the laws of another jurisdiction. Any suit brought relating in any way to this Agreement must be brought in the state or federal courts situated in Houston, Texas, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action.

L.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

M.    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party by facsimile transmission or other electronic transmission shall be deemed an original signature hereto.

N.    Interpretation. Wherever the words “”include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.”

O.    [***]

* * * * *

SELLER:

BAKKEN RESOURCES, INC.

By: _________________________________

Val M. Holms, CEO

AGREED AND ACCEPTED THIS ______ DAY OF ______.

PURCHASER:

Athene annuity & life assurance company

By: Athene Asset Management, L.P.,
its investment manager

By: AAM Ltd., its general partner

By:  _________________________________

Name:

Title: